Exhibit 99.1



                                                                October 24, 2005

Board of Directors
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714

Members of the Board of Directors:

         On behalf of ourselves and the other members of the Dolan family group, we hereby withdraw our June 19th proposal.

         It has become clear that we will be unable to reach agreement with the Special Transaction Committee on the terms of our proposal, despite good faith negotiations over the past four months. During this period, we have witnessed a decline in communications sector valuations and an increased competitive environment.

         We continue to have full faith and confidence in the near and long-term prospects of the Company and remain committed to the goal of providing value to all shareholders. In addition, we recognize from the strength of the financing commitments received in connection with our proposal that the credit markets currently value the Company's growing cash flow to a greater extent than the equity markets. We are therefore recommending that the Board of Directors consider and declare a $3 billion special dividend payable pro rata to all shareholders. This recommendation is driven by a desire to treat all shareholders equally, to provide clarity for the Company's security holders and to take advantage of the robust credit markets and attractive interest rate environment.

         We intend to file with the SEC an amendment to our Schedule 13D. A press release announcing the withdrawal and the proposed special dividend will be issued before the market opens tomorrow morning. A copy of the press release will be sent to you under separate cover.

         We greatly appreciate the attention you and, in particular, the members of the Special Transaction Committee, have given our proposal over the past four months. We look forward to discussing the one-time dividend with you in more detail at a special meeting of the Board.

                                                     Sincerely,

                                                     /s/ Charles F. Dolan
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                                                     Charles F. Dolan

                                                     /s/ James L. Dolan
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                                                     James L. Dolan